EXHIBIT 99.1

News

MGE Energy Increases Dividend for 38th Consecutive Year

Madison, Wis., Aug. 16, 2013—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE) today increased the regular quarterly dividend to $0.4076 per share on the company's common stock. The dividend is payable Sept. 15, 2013, to shareholders of record Sept. 1, 2013. With this increase, the new dividend is equivalent to an annual rate of $1.63 per share.

The company has increased its dividend annually for 38 consecutive years. Over this time period, MGE Energy's dividend has had a compound annual growth rate of approximately 3%. The company has paid cash dividends for more than 100 years.

"Today's action by our Board of Directors shows MGE Energy's commitment to shareholder value. The company is proud of its dividend record, which is due to our consistently strong operational performance," said Gary Wolter, chairman, president and CEO.

MGE Energy is listed as a "Dividend Achiever" by Mergent, Inc., a financial information publisher for more than a century. According to Mergent, "Dividend Achievers have demonstrated the ability to consistently increase dividend payments over a substantial period of time, through volatile markets and challenging political climates."

About MGEE

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 140,000 customers in Dane County, Wis., and purchases and distributes natural gas to 145,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact

Steve Kraus

Manager - Media Relations

608-252-7907